                                                                    Exhibit 2.1
- -------------------------------------------------------------------------------


                               PARENTS AGREEMENT

                                     among

                                  VIACOM INC.,

                           TELE-COMMUNICATIONS, INC.

                                      and

                            TCI COMMUNICATIONS, INC.

                           Dated as of July 24, 1995


- -------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                                                Page
ARTICLE I          DEFINITIONS.............................................................      1

                   Section 1.1      Definitions............................................      1

ARTICLE II         THE EXCHANGE OFFER......................................................      6

                   Section 2.1      Exchange Offer.........................................      6
                   Section 2.2      Number of Shares of Class A Common Stock...............      9
                   Section 2.3      Exchange Offer Mechanics...............................      9
                   Section 2.4      Recapitalization.......................................     11

ARTICLE III        OTHER AGREEMENTS........................................................     11

                   Section 3.1      Execution of Other Agreements..........................     11
                   Section 3.2      Amendments of Implementation Agreement.................     11
                   Section 3.3      Designation of Agent for PCI Group.....................     12
                   Section 3.4      Prohibited Transactions................................     12
                   Section 3.5      No Inconsistent Provisions.............................     12
                   Section 3.6      Operation of the Business..............................     12
                   Section 3.7      Right of First Offer...................................     12

ARTICLE IV         REPRESENTATIONS AND WARRANTIES OF VI....................................     13

                   Section 4.1      Corporate Existence and Power..........................     13
                   Section 4.2      Corporate Authorization................................     13
                   Section 4.3      Governmental Authorization.............................     13
                   Section 4.4      Consents...............................................     13
                   Section 4.5      Non-Contravention......................................     14
                   Section 4.6      Binding Effect.........................................     14
                   Section 4.7      Finders' Fees..........................................     14
                   Section 4.8      Exchange Offer.........................................     14

ARTICLE V          REPRESENTATIONS AND WARRANTIES OF TCI AND
                   TCI SUB.................................................................     14

                   Section 5.1      Corporate Existence and Power..........................     14
                   Section 5.2      Corporate Authorization................................     14
                   Section 5.3      Governmental Authorization.............................     15
                   Section 5.4      Consents...............................................     15
                   Section 5.5      Non - Contravention....................................     15

                               TABLE OF CONTENTS
                                  (Continued)

                                                                                                Page
                   Section 5.6      Binding Effect.........................................     15
                   Section 5.7      Finders' Fees..........................................     15

ARTICLE VI         CONDITIONS PRECEDENT....................................................     16

                   Section 6.1      Conditions to Obligations of VI........................     16
                   Section 6.2      Further Condition......................................     17

ARTICLE VII        TERMINATION.............................................................     17

                   Section 7.1      Termination............................................     17
                   Section 7.2      Effect of Termination..................................     18

ARTICLE VIII       MISCELLANEOUS...........................................................     19

                   Section 8.1      Expenses...............................................     19
                   Section 8.2      Headings...............................................     19
                   Section 8.3      Notices................................................     19
                   Section 8.4      Assignment.............................................     20
                   Section 8.5      Entire Agreement.......................................     20
                   Section 8.6      Amendment; Waiver......................................     20
                   Section 8.7      Counterparts...........................................     20
                   Section 8.8      Governing Law..........................................     20
                   Section 8.9      Severability...........................................     20
                   Section 8.10     Consent to Jurisdiction................................     20
                   Section 8.11     Third Person Beneficiaries.............................     21
                   Section 8.12     Specific Performance...................................     21
                   Section 8.13     Survival...............................................     21

                                    EXHIBITS

Exhibit A - Exchange Offer Conditions
Exhibit B - Implementation Agreement


                                   SCHEDULES

Schedule 5.4 - Consents Required by Contracts of TCI and TCI Sub

                               PARENTS AGREEMENT

                 Parents Agreement, dated as of July 24, 1995 (this "Agreement"), among Viacom Inc., a Delaware corporation ("VI"),
Tele-Communications, Inc., a Delaware corporation ("TCI") and TCI
Communications, Inc., a Delaware corporation ("TCI Sub").

                 WHEREAS, Viacom International Inc., a Delaware corporation ("Old VII") is a wholly-owned subsidiary of VI; and

                 WHEREAS, VI desires to make an exchange offer to its shareholders pursuant to which shares of VI Common Stock would be exchanged for Class A Common Stock of Old VII; and

                 WHEREAS, it is the intent of VI that prior to the consummation of the Exchange Offer Old VII will (i) convey all of the Non-Cable Assets to New VII and (ii) distribute its shares in New VII to VI; and

                 WHEREAS, TCI Sub desires to purchase from Old VII shares of Class B Common Stock of Old VII immediately following the Exchange Time; and

                 NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein between the parties referred to above, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

                 Section 1.1   Definitions.  For purposes of this
Agreement the following terms, when used in capitalized form, shall have the following meanings (and such meanings shall be equally applicable to both the singular and plural forms of the terms defined herein):

                 "Affiliate" shall have the meaning specified in the Implementation Agreement.

                 "Aggregate Loan Amount" shall have the meaning set forth in
Section 6.1(vi).

                 "Agreement" shall mean this Parents Agreement, including the Exhibits and Schedules hereto.

                 "Amended and Restated Certificate of Incorporation" shall have the meaning specified in the Implementation Agreement.

                 "Anticipated Commencement Date" shall have the meaning specified in Section 2.3(ii).

                 "Assumption of Liabilities" shall have the meaning specified in the Implementation Agreement.

                 "Bill of Sale" shall have the meaning specified in the Implementation Agreement.

                 "Business Day" shall have the meaning specified in the Implementation Agreement.

                 "Cable Division Subsidiary" shall have the meaning specified in the Implementation Agreement.

                 "Cash Collateral Account" shall have the meaning specified in the Subscription Agreement.

                 "Class A Common Stock" shall mean the Class A Common Stock, par value $100, of Old VII, after giving effect to the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware.

                 "Communications Act" shall have the meaning specified in the Implementation Agreement.

                 "Consented Subscribers" shall have the meaning specified in the Subscription Agreement.

                 "Conversion Ratio" shall have the meaning specified in Section 2.3(ii).

                 "Conversion Ratio Spread" shall have the meaning specified in
Section 2.3(ii).

                 "Conveyance of Assets" shall have the meaning specified in the Implementation Agreement.

                 "Estimated Asset Value" shall have the meaning specified in the Implementation Agreement.

                 "Estimated Exchange Date Basic Subscribers" shall have the meaning specified in the Subscription Agreement.

                 "Exchange Date" shall mean the date on which the Exchange Time occurs.

                 "Exchange Offer" shall mean an offer by VI to exchange Class A Common Stock for VI Common Stock on the basis set forth in Article II and subject to the Exchange Offer Conditions.

                 "Exchange Offer Commencement Date" shall mean the date on which the Exchange Offer commences in accordance with the 1934 Act.

                 "Exchange Offer Conditions" shall mean the conditions set forth on Exhibit A.

                 "Exchange Ratio" shall have the meaning specified in Section
2.3.

                 "Exchange Time" shall mean, if the Exchange Offer is consummated, the first Business Day following announcement of the proration factor (which in no event shall be more than ten (10) Business Days after the Expiration Date), in accordance with the terms and conditions of the Exchange Offer and applicable SEC rules and regulations, at which time VI shall exchange share certificates of Class A Common Stock for share certificates of VI Common Stock pursuant to the Exchange Offer.

                 "Expiration Date" shall mean the date on which the Expiration Time occurs in accordance with its terms.

                 "Expiration Time" shall mean the time at which the Exchange Offer finally expires.

                 "FCC Authorizations" shall have the meaning specified in the Implementation Agreement.

                 "Final Exchange Ratio" shall have the meaning specified in
Section 2.3(i).

                 "Force Majeure Event" means any event described in paragraph
(e) of the Exchange Offer Conditions.

                 "Force Majeure Notice" shall have the meaning specified in
Section 2.1(e).

                 "Governmental Authority" shall have the meaning specified in the Implementation Agreement.

                 "HSR Act" shall have the meaning specified in the Implementation Agreement.

                 "Implementation Agreement" shall mean the Implementation Agreement, dated as of the date hereof, between New VII and Old VII, in the form of Exhibit B.

                 "Inconsistent Terms" shall mean, with respect to the Loans or Loan Documentation, terms or conditions thereof that (i) are inconsistent with the terms of the Transaction Documents or the Preferred Stock or (ii) would require the grant of any security interest in an asset of VI or any of its Affiliates (other than (x) a grant by Old VII of a security interest in the Cash Collateral Account prior to the Exchange Time, (y) the pledge by Old VII or any Cable Division Subsidiary of stock in a Cable Division Subsidiary that is effective upon (but not before) the release of all funds to Old VII from the Cash Collateral Account or (z) pursuant to Section 2.17 of the Implementation Agreement, in each case consistent with the terms of the Transaction Documents).

                 "InterMedia" shall mean InterMedia Partners IV, L.P., a California limited partnership.

                 "Intraday Price" shall mean, with respect to a day, the weighted average of the sale prices for all trades of shares of VI Class B Common Stock on such date, as reported by the ADP Financial Information Services reporting service.

                 "Legal Requirement" shall have the meaning specified in the Implementation Agreement.

                 "Loan Documentation" shall have the meaning specified in the Subscription Agreement.

                 "Loan Proceeds" shall have the meaning specified in the Subscription Agreement.

                 "Loans" shall have the meaning specified in the Subscription Agreement.

                 "Local Authority" shall have the meaning specified in the Implementation Agreement.

                 "Local Authorizations" shall have the meaning specified in the Implementation Agreement.

                 "Minimum Condition" shall mean the condition that a number of shares of VI Common Stock shall have been validly tendered and not withdrawn prior to the expiration of the Exchange Offer that is sufficient to enable VI to exchange the Number of Shares to be Exchanged at the Final Exchange Ratio in accordance with the terms and conditions of the Exchange Offer.

                 "ML&Co." shall have the meaning specified in Section 2.3(ii).

                 "NASDAQ" shall mean the electronic inter-dealer quotation system operated by NASDAQ, Inc., a subsidiary of the National Association of Securities Dealers, Inc.

                 "Negotiation Period" shall have the meaning specified in
Section 3.7.

                 "New VII" means Viacom International Services Inc., a Delaware corporation.

                 "1933 Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as amended.

                 "1934 Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as amended.

                 "Non-Cable Assets" shall have the meaning specified in the Implementation Agreement.

                 "Non-Cable FCC Authorizations" shall have the meaning specified in the Implementation Agreement.

                 "Number of Shares to be Exchanged" shall have the meaning specified in Section 2.2.

                 "Offered Business" shall have the meaning specified in Section 3.7.

                 "Offering Materials" means the Offering Circular/Prospectus relating to the Exchange Offer included in the Registration Statement and each of the other documents mailed to stockholders of VI in connection with the Exchange Offer and, if a TCI Registration Statement is required pursuant to
Section 2.1(b) to be declared effective prior to the commencement of the Exchange Offer, the Prospectus relating to the TCI Stock issuable upon conversion of the Preferred Stock included in such TCI Registration Statement.

                 "Offer Period" shall have the meaning specified in Section 3.7.

                 "Old VII" shall have the meaning specified in the preamble of this Agreement.

                 "PCI Group" shall have the meaning specified in the Implementation Agreement.

                 "PCI Subsidiaries" shall have the meaning specified in the Implementation Agreement.

                 "Person" shall have the meaning specified in the Implementation Agreement.

                 "Preferred Stock" shall mean the Series A Senior Cumulative Exchangeable Preferred Stock of Old VII, having the rights and privileges set forth in the term sheet set forth as Exhibit K to the Implementation Agreement, and having a yield and conversion ratio determined in accordance with Section
2.3 and having such other terms as are customary for such securities and consistent with such term sheet.

                 "Price Notice" shall have the meaning specified in Section 3.7.

                 "RCS" shall mean RCS Pacific, L.P., a California limited partnership.

                 "Registration Statement" shall have the meaning specified in
Section 2.1.

                 "SEC" shall mean the Securities and Exchange Commission.

                 "Share Purchase Closing" shall have the meaning specified in the Implementation Agreement.

                 "Spread" shall have the meaning specified in Section 2.3.

                 "Subscription Agreement" shall mean a Subscription Agreement, dated as of the date hereof, among Old VII, TCI and TCI Sub, provided that the definition of Subscription Agreement shall not include any amendment thereto entered into from and after the Exchange Time without the written consent of VI (which consent may be withheld for any reason).

                 "TCI Information" shall have the meaning specified in Section 2.1(f).

                 "TCI Registration Statement" shall have the meaning specified in Section 2.1(b).

                 "TCI Stock" shall mean (i) the Class A Common Stock, $1.00 par value per share, of TCI, or (ii) if the "Liberty Media Group Stock Proposal" (as such term is defined in the proxy statement/prospectus of TCI dated June 29, 1995) is adopted by the stockholders of TCI and the Distribution (as so defined) contemplated thereby is made, the Series A TCI Group Common Stock, $1.00 par value per share, of TCI.

                 "TCI Sub" shall have the meaning specified in the preamble of this Agreement.

                 "Tiebreaker Investment Bank" shall have the meaning specified in Section 2.3(ii).

                 "Transaction" shall mean the Conveyance of Assets, the Assumption of Liabilities, the Loans, the Exchange Offer, the sale of the Shares (as such term is defined in the Subscription Agreement) and all other transactions contemplated by the Transaction Documents.

                 "Transaction Documents" shall mean this Agreement, the Implementation Agreement, the Subscription Agreement, the Bill of Sale and any other agreements, documents, instruments and certificates dated as of the date hereof and executed and delivered by TCI or any of its Affiliates, on the one hand, and VI or any of its Affiliates, on the other hand, in connection with the transactions contemplated by the foregoing.

                 "VI" shall have the meaning specified in the preamble of this Agreement.

                 "VI Class B Common Stock" shall mean the Class B Common Stock, par value $0.01, of VI.

                 "VI Common Stock" means the Class A Common Stock, par value $0.01 per share of VI, and the VI Class B Common Stock.

                 "WP&Co." shall have the meaning specified in Section 2.3(ii).

                                   ARTICLE II

                               THE EXCHANGE OFFER

                 Section 2.1 Exchange Offer. (a) VI shall (i) cause Old VII to prepare and file with the SEC as promptly as practicable following the date hereof a registration statement on Form S-4 (or another appropriate form) under the 1933 Act with respect to the Exchange Offer (the "Registration Statement"); (ii) use its commercially reasonable efforts to have the Registration Statement declared effective by the SEC under the 1933 Act; and
(iii) take all such action as may be required under state blue sky or securities laws in connection with the Exchange Offer.

                 (b) TCI agrees to prepare and file with the SEC, and use its commercially reasonable efforts to cause to be declared effective (which, if required by the SEC, shall be prior to the commencement of the Exchange Offer), a registration statement under the 1933 Act which will permit the exchange of TCI Stock for shares of Preferred Stock upon conversion thereof to be made in compliance with the 1933 Act and the rules and regulations of the SEC promulgated thereunder (the "TCI Registration Statement").

                 (c) Subject to the fulfillment of the conditions set forth in Section 6.1, promptly after both the Registration Statement and the TCI Registration Statement (if required pursuant to Section 2.1(b) to be declared effective prior to the commencement of the Exchange Offer) become effective, VI shall commence the Exchange Offer (and file with the SEC a Schedule 13E-4 under the 1934 Act relating to the Exchange Offer), cause the Offering Materials to be mailed to the record holders of its Common Stock and, subject to the terms and conditions of the Exchange Offer and this Agreement, take all action necessary to consummate the Exchange Offer. It is agreed that VI shall have no obligation to make a recommendation to its shareholders concerning the Exchange Offer.

                 (d) VI shall accept for exchange, in accordance with the terms of the Exchange Offer, shares of VI Common Stock tendered prior to the Expiration Time and not theretofore withdrawn if all Exchange Offer Conditions shall have been satisfied or waived by VI in accordance with the terms of the Exchange Offer. VI agrees that it will not exercise its right to terminate the Exchange Offer as a result of the failure of an Exchange Offer Condition without a reasonable basis for believing that such Exchange Offer Condition has not been satisfied.

                 (e) VI agrees that it will not accept for exchange shares of VI Common Stock tendered to it in the Exchange Offer and shall extend the Expiration Date (provided that the Expiration Date has not already been extended) if it receives written notice from TCI and TCI Sub to it prior to 5:00 P.M. on the date the Exchange Offer is scheduled to expire that they have determined that any Force Majeure Event has occurred (a "Force Majeure Notice"), provided that TCI and TCI Sub must have a reasonable basis for making such a determination. In the event that a Force Majeure Notice has been delivered to VI and no Force Majeure Event shall exist on the subsequent Expiration Date following extension of the Exchange Offer pursuant to Section 2.3(ii), VI may give written notice to such effect to TCI and TCI Sub prior to 5:00 p.m. on such subsequent Expiration Date, in which case such Force Majeure Notice shall be deemed to be withdrawn and of no further force and effect at 8:59 A.M. on the Business Day following the date such notice is delivered by VI.

                 (f) TCI and TCI Sub agree to provide VI with such information with respect to TCI, TCI Sub, the Loans and, with respect to any period after the Exchange Time, Old VII or any Cable Division Subsidiary, as is necessary for VI to complete the Registration Statement in accordance with the requirements of the 1933 Act. TCI and TCI Sub covenant that the information supplied or to be supplied by TCI or TCI Sub in writing specifically for inclusion in, and which is included in, the Registration Statement or any amendment or supplement thereto, or the Offering Materials, which concerns TCI, TCI Sub, or the Loans or, with respect to any period after the Exchange Time, Old VII or any Cable Division Subsidiary (the "TCI Information"), will not, at the respective times such documents are filed and at the Expiration Time, and, in the case of the Registration Statement or any amendment or supplement thereto, when the same becomes effective, and, in the case of the Offering Materials, at the time of mailing thereof to VI's stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication with respect to the Exchange Offer. For this purpose, any TCI Information included in any such document will be deemed to have been so supplied in writing specifically for inclusion therein if such document was available for review by TCI a reasonable time before such document was filed and not objected to in writing by TCI prior to the filing thereof. If at any time prior to the Exchange Date any event or circumstance relating to TCI, TCI Sub or any of their Affiliates or their officers or directors, the Loans or, with respect to any period after the Exchange Time Old VII or any Cable Division Subsidiary, should be discovered by TCI which should be set forth in an amendment or supplement to the Registration Statement or Offering Materials, as required by applicable law, TCI shall promptly inform VI. VI and its Affiliates, officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by TCI and TCI Sub (who shall be jointly and severally liable) for any and all liabilities, losses, damages, claims, costs and expenses (including, without limitation, attorneys' fees and expenses) actually suffered or incurred by them arising out of or resulting from any untrue statement of a material fact contained in the Registration Statement or the Offering Materials, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, if the statement or omission was made in reliance upon and in conformity with the TCI Information.

                 (g) VI covenants that the information in the Registration Statement and Offering Materials (other than the TCI Information) shall not, at the time (i) the Registration Statement is declared effective, (ii) the Offering Materials (or any amendment thereof or supplement thereto) is first mailed to the shareholders of VI, and (iii) at the Expiration Time contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If any time prior to the Exchange Date any event or circumstance relating to VI or any of its Affiliates or its officers or directors, should be discovered by VI which should be set forth in an amendment or a supplement to the Registration Statement or Offering Materials, as required by applicable law, VI shall promptly inform TCI and TCI Sub. TCI, TCI Sub and their Affiliates, officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by VI for any and all liabilities, losses, damages, claims, costs and expenses (including, without limitation, attorneys' fees and expenses) actually suffered or incurred by them arising out of or resulting from any untrue statement of a material fact contained in the Registration Statement or the Offering Materials, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case except to the extent that the statement or omission was made in reliance upon and in conformity with the TCI Information.

                 Section 2.2 Number of Shares of Class A Common Stock. The number of shares of Class A Common Stock that VI shall exchange for VI Common Stock in the Exchange Offer shall be a number (the "Number of Shares to be Exchanged") equal to (x) the Estimated Asset Value, minus $1,700,000,000 (one billion, seven hundred million dollars), divided by (y) $100 (the par value of the Class A Common Stock and the stated amount of the liquidation preference (before provision for accrued and unpaid dividends) of one share of the Preferred Stock.)

                 Section 2.3      Exchange Offer Mechanics.

                 (i) Unless otherwise agreed, the Exchange Offer shall be a "Dutch Auction" tender offer pursuant to which stockholders of VI who tender their shares of VI Common Stock shall be provided with the opportunity to state the minimum fraction of a share or shares of Class A Common Stock (an " Exchange Ratio") that such shareholder will accept in exchange for each share of such VI Common Stock accepted by VI for exchange pursuant to the Exchange Offer. The Exchange Offer shall state a maximum Exchange Ratio and a minimum Exchange Ratio, provided, that the maximum Exchange Ratio times $100 shall represent a price not less than 112.5% of the average of the Intraday Prices for a share of VI Class B Common Stock reported by the American Stock Exchange during the twenty trading day period ended the date prior to the Exchange Offer Commencement Date. The final Exchange Ratio shall be the smallest Exchange Ratio (within applicable SEC rules and regulations) equal to or less than the specified maximum Exchange Ratio (the "Final Exchange Ratio") that would result in the issuance of the Number of Shares to be Exchanged in exchange for the shares of VI Common Stock validly tendered prior to the Expiration Date, and, subject to satisfaction of all conditions to the Exchange Offer and to proration, VI shall accept for exchange at the Final Exchange Ratio all shares validly tendered and not withdrawn with respect to which an Exchange Ratio has been designated which is equal to or less than the Final Exchange Ratio. If there is no such Final Exchange Ratio, the Minimum Condition shall be deemed not met as of such expiration date.

                 (ii) The terms of the Exchange Offer shall specify (a) that the yield on the Preferred Stock to be issued in exchange for the Class A Common Stock upon the Share Purchase Closing shall bear a dividend yield equal to
                          (x) the yield on ten (10) year treasury bonds immediately prior to the commencement of the Exchange Offer, plus a specified spread (the "Spread") which shall not be greater than one and one-quarter (1.25) percentage points over such yield or (y) such higher dividend yield as may be specified by TCI as provided below and (b) the conversion ratio (the " Conversion Ratio") on the Preferred Stock for the conversion of the Preferred Stock into TCI Stock, which shall be based upon a percentage premium of twenty-five percent (25%) (the "Conversion Ratio Spread") over the weighted average of the sale prices for all trades of shares of TCI Stock on NASDAQ during the twenty (20) trading days ending on the second Business Day (or such longer period as is required by the 1934 Act) prior to the expiration of the Exchange Offer. VI shall notify TCI Sub not less than fifteen (15) Business Days prior to the anticipated commencement date of the Exchange Offer (the " Anticipated Commencement Date") of such Anticipated Commencement Date. Merrill, Lynch & Co., Incorporated ("ML&Co.") and Wasserstein, Perella & Co. ("WP&Co.") shall use their best efforts to agree on the Spread not later than the fifth Business Day after the date of such notice. In the event that ML&Co. and WP&Co. are unable to agree on the Spread by such date, they shall immediately notify TCI Sub and VI of their respective positions with respect to the appropriate Spread and Smith Barney Inc. (the "Tiebreaker Investment Bank") shall select a Spread, which Spread shall be within the range of the two Spreads proposed by ML&Co. and WP&Co.
                          Notwithstanding the foregoing, TCI shall have the right to specify a dividend yield that is higher than the dividend yield that would result from the Spread determined by ML&Co. and WP&Co. or the Tiebreaker Investment Bank, as the case may be, by giving VI written notice of such higher dividend yield by the third Business Day after the date of such determination of the Spread. Spreads shall be determined pursuant to this Section 2.3, such that, in the opinion of the entity proposing the Spread, if the Preferred Stock bears a dividend yield equal to the ten (10) year treasury bond yield plus such Spread, the Preferred Stock would be expected to trade at a price equal to the liquidation preference thereof immediately following the Exchange Date. ML&Co. and WP&Co. shall provide the Tiebreaker Investment Bank with full access to all significant information employed by them, and TCI and VI shall provide such other information that is reasonably requested in estimating the Spread. In the event that the Minimum Condition is not met on the first expiration date of the Exchange Offer, VI shall, not later than the last day permitted under the 1934 Act, extend the Exchange Offer for not less than ten (10) Business Days nor more than fifteen (15) Business Days (or such greater period as is required under the 1934 Act). During the period of the extension, TCI and VI shall negotiate in good faith in order to determine mutually acceptable terms and conditions for the Preferred Stock (including, without limitation, the dividend yield and Conversion Ratio) and the Exchange Offer (including, without limitation, the duration of any further extension thereof and the maximum Exchange Ratio) that each believes in good faith would cause the Minimum Condition to be fulfilled at the Expiration Date of a further extension of the Exchange Offer, and that would cause the Preferred Stock to trade at a price equal to the liquidation preference thereof immediately following the

                          Exchange Date. In the event that the parties agree with respect to such terms prior to the Expiration Date of such extension, the Exchange Offer shall be further extended to the extent mutually agreed and in accordance with the requirements of the 1934 Act. In the event that the Minimum Condition is not met at the expiration date of the Exchange Offer after such extension, either party shall have the right to terminate this Agreement pursuant to Section 7.1(f).

                 (iii) VI shall be responsible for the fees and expenses of WP&Co. and TCI and TCI Sub shall be responsible for the fees and expenses of ML&Co., and each of VI, on the one hand, and TCI and TCI Sub, on the other hand, shall be responsible for one-half the fees and expenses of the Tiebreaker Investment Bank (which fees shall be negotiated in good faith by VI and TCI
                          Sub).

                 Section 2.4 Recapitalization. Subject to the fulfillment of the conditions set forth in Section 6.1, prior to the Exchange Time, VI shall cause Old VII to take the action contemplated by Section 2.1(c) of the Implementation Agreement and shall cause all of the capital stock of Old VII held by VI to be reclassified into a number of shares of Class A Common Stock equal to the Number of Shares to be Exchanged.

                                  ARTICLE III

                                OTHER AGREEMENTS

                 Section 3.1 Execution of Other Agreements. (a) Concurrently with the execution and delivery hereof, TCI and TCI Sub shall execute and deliver to Old VII the Subscription Agreement.

                 (b) Concurrently with the execution and delivery hereof, VI shall cause (i) Old VII and New VII to execute and deliver to each other the Implementation Agreement and (ii) Old VII to execute and deliver to TCI and TCI Sub the Subscription Agreement.

                 Section 3.2 Amendments of Implementation Agreement. VI agrees that prior to the Exchange Time it shall not cause or permit Old VII or New VII to amend or waive performance of any provision of the Implementation Agreement without the prior written consent of TCI or TCI Sub, provided that upon the written notice of TCI Sub delivered to VI, or upon written notice of VI delivered to TCI Sub, in either case within ninety (90) days of the date certifications under Section 617 of the Communications Act are delivered to the Local Authorities pursuant to Section 7.9(c)(iii) of the Subscription Agreement, to the effect that in its reasonable judgment consents of Local Authorities are required for the consummation of the Transaction that are not reflected on Schedule 4.9 of the Implementation Agreement, VI shall cause Old VII and New VII to amend Schedule 4.9 of the Implementation Agreement to indicate such additional Local Authorizations requiring the consent of the Local Authority for consummation of the Transaction.

                 Section 3.3 Designation of Agent for PCI Group. TCI and TCI Sub hereby (i) acknowledge that the PCI Subsidiaries of Old VII which were formerly includible in the consolidated federal income tax returns of the PCI Group intend to apply to the Internal Revenue Service for permission to designate Paramount Pictures Corporation or another PCI Subsidiary as the agent for the PCI Group pursuant to Treas. Reg. Section 1.1502-77(d) and (ii) agree to cooperate in attempting to have such permission granted.

                 Section 3.4 Prohibited Transactions. TCI shall not consummate any transaction in which all or a majority in value (as determined in good faith by the management of TCI) of its assets are distributed without fair consideration to its direct or indirect stockholders unless (x) the transferee of such assets or, if such assets represent principally an equity interest in an entity, such entity, assumes, by instrument reasonably satisfactory to VI, TCI's obligations under the Transaction Documents to which TCI is a party and (y) the equity of such transferee or entity has a fair market value immediately following such transaction of at least $1,500,000,000 (one billion five hundred million dollars).

                 Section 3.5 No Inconsistent Terms. TCI Sub and TCI covenant and agree with VI that the Loan Documentation will not contain, and that the Loans will not be made on, any Inconsistent Terms.

                 Section 3.6 Operation of the Business. TCI and TCI Sub shall not permit Old VII or any Cable Division Subsidiary to engage in any transaction on the Closing Date other than in the ordinary course of business and other than transactions, if any, required to take place on the Closing Date by the Parents Agreement, Implementation Agreement or Subscription Agreement.

                 Section 3.7 Right of First Offer. In the event this Agreement is terminated pursuant to Section 7.1 solely as a result of the failure of the condition set forth in Section 6.1(iv), then if at any time during the period commencing on the date of such termination and ending on the date which is eighteen (18) months after the date of such termination (the "Offer Period") VI intends to sell all or substantially all of the Business, or all or substantially all of the Bay Area System or the Puget Sound System, or all or substantially all of the stock of any Subsidiary or Subsidiaries the assets of which consist primarily of all or substantially all of the Business, the Bay Area System or the Puget Sound System (in any such case, an "Offered Business"), VI shall deliver to TCI a written notice to such effect. If TCI notifies VI in writing of its desire to conduct negotiations regarding such sale within five Business Days of its receipt of such notice from VI, VI and TCI shall negotiate in good faith during the period ending on the sixtieth day after the date of such notice by VI (the "Negotiation Period") to reach an agreement for the sale of the Offered Business to TCI. During the Negotiation Period, VI shall notify TCI of the amount, and material terms, of the consideration VI would be willing to accept for a sale of the Offered Business (a "Price Notice") on one or more occasions. If a binding agreement for a sale of the Offered Business is not reached by the end of the Negotiation Period, for a period of 120 days following the termination of the Negotiation Period VI may sell (or enter into a binding agreement to sell) the Offered Business for an aggregate consideration equal to or greater than the fair market value of the consideration set forth in the Price Notice delivered by VI during the

Negotiation Period reflecting the lowest fair market value consideration, and, if such sale is consummated, TCI shall have no further rights under this
Section 3.7. If (i) at the end of such 120 day period, a binding agreement for a sale of the Offered Business has not been reached or (ii) such a binding agreement has been reached and is terminated prior to its consummation during the Offer Period, VI shall not, for the remainder of the Offer Period, if any, sell or negotiate to sell any Offered Business without complying with the procedures set forth in this Section 3.7.

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF VI

                 VI represents and warrants to TCI and TCI Sub that:

                 Section 4.1 Corporate Existence and Power. VI (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is authorized to transact business and is in good standing in each state in which its ownership of assets or conduct of business requires such qualification, and (iii) has all corporate powers required to carry on its business as conducted on the date hereof, with such exceptions to clauses (i), (ii) and (iii) as would not materially and adversely affect the ability of VI to consummate the Transactions to be consummated by it.

                 Section 4.2 Corporate Authorization. The performance by VI of this Agreement and the consummation by VI of the Transactions to be consummated by it are within the corporate powers of VI and have been duly authorized by all necessary corporate action on the part of VI. The approval of the stockholders of VI is not required in order to consummate the Transaction.

                 Section 4.3 Governmental Authorization. The execution and delivery of this Agreement by VI, and the performance by VI of this Agreement, and the consummation by VI of the Transactions to be consummated by it pursuant hereto, require no material action by or in respect of, or material filing with, any Governmental Authority other than (x) compliance with any applicable requirements of the HSR Act, the FCC Authorizations, the Non-Cable FCC Authorizations and the Local Authorizations, (y) compliance with any applicable requirements of the 1933 Act and the 1934 Act and state blue sky and securities laws in connection with the Exchange Offer and (z) those that may be applicable as a result of the regulatory status of TCI, TCI Sub or their Affiliates.

                 Section 4.4      Consents.  Except as set forth on Schedule
4.5 to the Implementation Agreement, no consent by any Person under any contract as to which VI is a party or to which its assets are subject is required or necessary for the execution and delivery of this Agreement by VI, or the performance by VI of this Agreement, or the consummation by VI of the Transactions to be consummated by it pursuant hereto with such exceptions as would not materially and adversely affect the ability of VI to consummate the Transactions to be consummated by it.

                 Section 4.5 Non-Contravention. The execution, delivery and performance of this Agreement by VI, and the consummation by VI of the Transactions contemplated to be consummated by it pursuant hereto, do not or before the Exchange Date will not, (x) contravene the certificate of incorporation or bylaws of VI or (y) subject to obtaining the consents set forth in Schedules 4.5, 4.9, 4.14 and 4.16 of the Implementation Agreement and subject to obtaining, making or taking the actions and filings described in clauses (x), (y) and (z) of Section 4.3, result in, or constitute a breach or default (including any event that, with the passage of time or giving of notice, or both, would become a breach or default) under any applicable Legal Requirement or any judgment, injunction, order, decree, contract, license, lease, indenture, mortgage, loan agreement, note or other agreements or instrument as to which VI is a party or by which any of its properties may be bound, the effect of which would be to materially and adversely impair the ability of VI to consummate the Transactions to be consummated by it.

                 Section 4.6 Binding Effect. This Agreement has been duly executed and delivered by VI, and this Agreement constitutes a valid and binding obligation of VI, enforceable against VI in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

                 Section 4.7 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of VI or any of its Affiliates who might be entitled to any fee or commission from TCI or TCI Sub or any of their Affiliates in connection with the execution, delivery or performance of this Agreement or the consummation of the Transactions.

                 Section 4.8 Exchange Offer. The Exchange Offer shall be conducted in compliance with the 1933 Act, the 1934 Act and any relevant state securities laws (provided that no representation is made in this Section 4.8 as to any non-compliance resulting from actions of TCI, TCI Sub or their Affiliates or from information included in (or omitted from) the Offering Materials or Registration Statement).

                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF TCI AND TCI SUB

 Each of TCI and TCI Sub jointly and severally represent and warrant to VI that:

                 Section 5.1 Corporate Existence and Power. It is (i) a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, (ii) is authorized to transact business and is in good standing in each state in which its ownership of assets or conduct of business requires such qualification, and (iii) has all corporate powers required to carry on its business as now conducted, with such exceptions as would not materially and adversely affect its ability to consummate the Transactions to be consummated by it.

                 Section 5.2 Corporate Authorization. The execution, delivery and performance by it of this Agreement and the consummation by it of the Transactions to be consummated by it are within its corporate powers and have been duly authorized by all necessary corporate action on its part.

                 Section 5.3 Governmental Authorization. The execution, delivery and performance by it of this Agreement, and the consummation by it of the Transactions to be consummated by it, require no material action by or in respect of, or filing with, any governmental body, agency, official or authority other than compliance with any applicable requirements of the HSR Act, the Non- Cable FCC Authorizations, the FCC Authorizations, and the Local Authorizations.

                 Section 5.4 Consents. Except as set out in Schedule 5.4, no consent by any Person under any contract to which it is a party or to which its assets are subject is required or necessary for the execution, delivery and performance by it of this Agreement or the consummation by it of the Transactions to be consummated by it, with such exceptions as would not materially and adversely affect its ability to consummate the Transactions to be consummated by it.

                 Section 5.5 Non-Contravention. The execution, delivery and performance by it of this Agreement and the consummation by it of the Transactions contemplated to be consummated by it pursuant hereto do not and will not (x) contravene its certificate of incorporation or by-laws or (y) subject to obtaining, making or taking the actions and filings described in
Section 5.3, result in a, or constitute a breach or default (including any event that, with the passage of time or giving of notice, or both, would become a breach or default) under any applicable Legal Requirement or any judgment, order, decree, contract, license, lease, indenture, mortgage, loan agreement, note, security agreement or other agreement or instrument, as to which it is a party or by which any of its properties may be bound, the effect of which would materially and adversely impair its ability to consummate the Transactions to be consummated by it.

                 Section 5.6 Binding Effect. This Agreement has been duly executed and delivered by it and this Agreement constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

                 Section 5.7 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of TCI, TCI Sub, RCS, InterMedia or any of their Affiliates who might be entitled to any fee or commission from VI or any of its Affiliates in connection with the execution, delivery or performance of this Agreement or the consummation of the Transactions.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

                 Section 6.1 Conditions to Obligations of VI. The obligations of VI to take the action required to be taken by it pursuant to Sections 2.1(c) and 2.4 are subject to the satisfaction of each of the following conditions, each of which may be waived by VI (except that the conditions contained in clauses (vii) and (viii) may not be waived without the prior consent of TCI Sub, such consent not to be unreasonably withheld):

                 (i) HSR Act. Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated without the commencement or threat of any litigation by a Governmental Authority of competent jurisdiction to restrain the consummation of the Exchange Offer, Subscription Agreement or other material action contemplated by the Transaction in any material respect.

                 (ii) Consented Subscribers. The number of Consented Subscribers shall be not less than 90% of Estimated Exchange Date Basic Subscribers.

                 (iii) Absence of Injunction. No order, stay, judgment or decree shall have been issued by any court and be in effect restraining or prohibiting the consummation of the Transaction in any material respect.

                 (iv) Tax Matters. VI shall be satisfied with the treatment of the Transaction for Federal income tax purposes.

                 (v) Subscription Agreement. The Subscription Agreement shall remain in full force and effect and there shall be no condition to TCI's, TCI Sub's or Old VII's obligations thereunder that is incapable of being satisfied at the Expiration Time.

                 (vi) Loans. The Loan Documentation shall have been duly executed and delivered by all parties thereto and shall remain in full force and effect and VI shall have received confirmation, in form and substance satisfactory to it, that Old VII shall be able to draw down Loan Proceeds in an aggregate principal amount equal to $1,700,000,000 (one billion, seven hundred million dollars) (the "Aggregate Loan Amount") thereunder on the Expiration Date prior to the Expiration Time and such Loan Proceeds that are equal to the Aggregate Loan Amount shall be available for transfer as a contribution to New VII without condition (but without limiting VI's obligation to provide the notice required for the release of funds from the Cash Collateral Account as specified in the definition of Cash Collateral Account) prior to the Exchange Time as contemplated in the Implementation Agreement.

                 (vii) FCC. All consents of the FCC listed on Schedule 4.9 of the Implementation Agreement and all Non-Cable FCC Authorizations shall have been obtained and shall remain in full force and effect.

                 (viii) Registration Statements. The Registration Statement and, if the effectiveness of the TCI Registration Statement is required by the 1933 Act or the SEC prior to the consummation of the Exchange Offer, the TCI Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement or, if the effectiveness of the TCI Registration Statement is required by the 1933 Act or the SEC prior to the consummation of the Exchange Offer, the TCI Registration Statement, shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC.

                 Section 6.2 Further Condition. The obligations of VI to take the action required to be taken by it pursuant to Section 2.4 is subject to the further condition that VI shall have accepted shares of VI Common Stock for exchange in the Exchange Offer in accordance with Section 2.1(d).

                                  ARTICLE VII

                                  TERMINATION

                 Section 7.1 Termination. This Agreement may be terminated at any time prior to the Expiration Time:

                          (a)     by written consent of VI, TCI and TCI Sub;

                          (b) by TCI or TCI Sub, if any condition contained in Article VIII of the Subscription Agreement has become incapable of satisfaction (other than if such incapacity results from actions or omissions of TCI or TCI Sub that are in contravention of the provisions of the Transaction Documents);

                          (c)     by VI, if any condition contained in Sections
                 6.1 or 6.2 hereof or in Article IX of the Subscription Agreement has become incapable of satisfaction (other than if such incapacity results from actions or omissions of VI or its Affiliates that are in contravention of the provisions of the Transaction Documents);

                          (d) by TCI or TCI Sub, (x) if the Expiration Time has not occurred on or prior to the date that is twelve (12) months from the date of this Agreement (other than as a result of (i) the failure by TCI or TCI Sub to consummate the transactions contemplated hereby when all conditions to their obligations contained in Article VIII of the Subscription Agreement have been satisfied or waived, (ii) the failure by TCI or TCI Sub or their Affiliates to duly comply with their covenants and obligations in the Transaction Documents or (iii) the failure of a condition contained in Sections 6.1 or 6.2 hereof or in Articles VIII or IX of the Subscription Agreement resulting from actions or omissions of TCI or TCI Sub or their Affiliates that are in contravention of the provisions of the Transaction Documents) or (y) if the Exchange Offer has not commenced on or prior to the date that is eleven (11) months from the date of this Agreement (other than as a result of the failure of a condition contained in
                 Section 6.1 hereof resulting from actions or omissions of TCI or TCI Sub or their Affiliates that are in contravention of the provisions of the Transaction Documents);

                          (e) by VI, (x) if the Expiration Time has not occurred on or prior to the date that its twelve (12) months from the date of this Agreement (other than as a result of (i) the failure by VI to consummate the transactions contemplated hereby when all conditions to its obligations contained in
                 Section 6.1 hereof or in Article IX of the Subscription Agreement have been satisfied or waived, (ii) the failure by VI or its Affiliates to duly comply with their covenants and obligations under the Transaction Documents or (iii) the failure of a condition contained in Sections 6.1 or 6.2 hereof or in Article VIII or IX of the Subscription Agreement resulting from actions or omissions of VI or its Affiliates that are in contravention of the provisions of the Transaction Documents) or (y) if the Exchange Offer has not commenced on or prior to the date that is eleven (11) months from the date of this Agreement (other than as a result of the failure of a condition contained in Section 6.1 hereof resulting from actions or omissions of VI or its Affiliates that are in contravention of the provisions of the Transaction Documents); or

                          (f) by TCI, TCI Sub or VI if the Exchange Offer terminates or finally expires after one extension thereof without any shares of VI Common Stock having been accepted for exchange by VI thereunder in accordance with Section 2.1(d).

If TCI, TCI Sub or VI terminates this Agreement pursuant to the provisions hereof, such termination will be effected by written notice to the other parties specifying the provision hereof pursuant to which such termination is made.

                 Section 7.2 Effect of Termination. (a) Upon termination of this Agreement pursuant to Section 7.1 hereof, except as provided in clause
(b) below: (i) this Agreement will forthwith become null and void, (ii) such termination will be the sole remedy with respect to any breach of any representation, warranty, covenant or agreement contained herein and (iii) no party hereto or any of their respective officers, directors, partners, employees, agents, consultants, shareholders or principals will have any liability or obligation hereunder or with respect hereto.

                 (b) The provisions of clause (a) above notwithstanding, no party will be relieved of: (i) liability for any breach of Articles IV and V and (ii) liability for any breach of any material covenant or agreement contained herein or made pursuant hereto, provided, however, that no party to this Agreement shall be entitled to recover consequential damages in respect of any breach of this Agreement or any other Transaction Document. The provisions of Sections 2.1(f), 2.1(g), 2.3(iii), 3.7, 7.2, 8.1, 8.8 and 8.10
will survive termination hereof.

                                  ARTICLE VIII

                                 MISCELLANEOUS

                 Section 8.1 Expenses. Except as expressly set forth herein, the fees and expenses (including the fees of any lawyers, accountants, investment bankers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the Transaction is consummated will be paid by the party incurring the same.

                 Section 8.2 Headings. The section headings herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. References to Sections and Exhibits, unless otherwise indicated, are references to Sections and Exhibits hereof.

                 Section 8.3 Notices. Any notice or other communication required or permitted to be given hereunder will be in writing and will be mailed by prepaid registered or certified mail, timely deposited with an overnight courier such as Federal Express, or delivered against receipt, as follows:

                 (a)      In the case of TCI and TCI Sub, to:

                                  Tele-Communications, Inc.
                                  Terrace Tower II
                                  5619 DTC Parkway
                                  Englewood, CO  80111-3000
                                  Attention:  Chief Executive Officer,
                                  with a copy similarly addressed to the
                                  attention of General Counsel

                 (b)      In the case of VI to:

                                  Viacom Inc.
                                  1515 Broadway
                                  New York, NY  10036
                                  Attention:  General Counsel

                          with a copy to:

                                  Hughes Hubbard & Reed
                                  One Battery Park Plaza
                                  New York, NY  10004
                                  Attention:  Ed Kaufmann, Esq.

or to such other address as the party may have furnished in writing in accordance with the provisions of this Section 8.3. Any notice or other communication shall be deemed to have been given, made and received upon receipt. Either party may change the address to which notices are to be addressed by giving the other party notice in the manner herein set forth.

                 Section 8.4 Assignment. This Agreement and all provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors, however, neither this Agreement nor any right, interest, or obligation hereunder may be assigned by any party hereto (other than by operation of law) without the prior written consent of the other parties, and any such assignment or purported assignment without such consent shall be void.

                 Section 8.5 Entire Agreement. This Agreement together with the other Transaction Documents embody the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede all prior written or oral commitments, arrangements or understandings with respect thereto.

                 Section 8.6 Amendment; Waiver. (a) This Agreement may only be amended or modified in writing signed by the party against whom enforcement of any such amendment or modification is sought.

                          (b)     Any party hereto may, by an instrument in
writing, waive compliance with any term or provision of this Agreement on the part of such other party hereto. The waiver by any party hereto of a breach of any term or provision of this Agreement will not be construed as a waiver of any subsequent breach.

                 Section 8.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and each of which will be deemed an original. All signatures need not be on one counterpart.

                 Section 8.8 Governing Law. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (REGARDLESS OF THE LAWS THAT MIGHT BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL MATTERS, INCLUDING BUT NOT LIMITED TO MATTERS OF VALIDITY, CONSTRUCTION, EFFECT AND PERFORMANCE.

                 Section 8.9 Severability. If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby, and VI, TCI and TCI Sub will use their reasonable efforts to substitute one or more valid, legal and enforceable provisions which insofar as practicable implement the purposes and intent hereof. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

                 Section 8.10 Consent to Jurisdiction. Each party hereby submits to the non-exclusive jurisdiction of the courts of general jurisdiction of the States of New York and Colorado and the federal courts of the United States of America, located in the City of New

York, New York, and Denver, Colorado solely in respect of the interpretation and enforcement of the provisions of this Agreement and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon any party by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 8.3 hereof, provided that service of process may be accomplished in any other manner permitted by applicable law.

                 Section 8.11 Third Person Beneficiaries. This Agreement is not intended and shall not be construed to confer upon any Person (other than VI, TCI and TCI Sub) any rights or remedies hereunder.

                 Section 8.12 Specific Performance. VI, TCI and TCI Sub recognize that any breach of any covenant or agreement contained in this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies, any non-breaching party will be entitled to enforce the agreements and covenants contained herein of TCI and TCI Sub or VI, as the case may be, by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages.

                 Section 8.13 Survival. The representations and warranties contained in or made pursuant to this Agreement shall terminate and be of no further force on and as of April 30, 1997.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in New York, New York, as of the day and year first above written.

                                        VIACOM INC.



                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        TELE-COMMUNICATIONS, INC.



                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        TCI COMMUNICATIONS, INC.




                                        By:
                                           -------------------------------------
                                           Name:
                                           Title: